UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 12, 2013
Date of Earliest Event Reported: April 17, 2013

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On or around April 17, 2013, and effective June 1, 2012, Vertex Energy, Inc., a Nevada corporation (the “Company”) entered into a new Tolling Agreement with KMTEX, LLC (“KMTEX” and the “Tolling Agreement”).  The Company was previously party to a tolling agreement with KMTEX which expired pursuant to its terms on June 30, 2010, provided that the parties had continued to operate under the terms of the expired agreement until their entry into the April 2013 Tolling Agreement.

Pursuant to the Tolling Agreement, KMTEX agreed to process feedstock of certain petroleum distillates, which we provide to KMTEX, into more valuable feedstocks, including pygas, gasoline blend stock and MDO/cutter stock. The Tolling Agreement expires on June 30, 2014 (the “Initial Term”), provided that if not terminated by either party by written notice to the other, received within ninety (90) days prior to the expiration of the Initial Term (or any Extension Term, defined below), the agreement automatically renews for a successive one (1) year period (an "Extension Term"). The Tolling Agreement can be automatically extended for up to six (6) Extension Terms.  However, either party can terminate the Tolling Agreement at any time with ninety (90) days prior written notice for any reason and with thirty (30) days written notice upon the occurrence of certain material termination events as described in greater detail in the agreement. In connection with and pursuant to the Tolling Agreement, we pay KMTEX certain monthly tank rental fees, truck and rail car fees, and processing fees based on the weight of the material processed by KMTEX, as well as certain disposal fees and other fees.  Each year of the agreement, beginning on the 12 month anniversary of the effective date, the parties agreed to review and increase the fees provided for in the agreement in accordance with among other things, various consumer price index benchmarks, as mutually agreed.

The Tolling Agreement also provides that, for materials delivered to KMTEX by rail, barge, drum, or truck, KMTEX is required to obtain the Bill of Lading and Material Safety Data Sheet that accompany such materials and not accept any materials not accompanied by a Uniform Hazardous Waste Manifest (promulgated by the Environmental Protection Agency or other Federal or State Government). The Company is also required to indemnify KMTEX against the acceptance of any material later classified as a hazardous waste.  The agreement requires KMTEX to be responsible for all leaks, spills, discharges and releases which occur in connection with the performance of the agreement, except due to the Company’s gross negligence.  Finally, the agreement requires each party to indemnify the other against any liability as a result of death or bodily injury to any person, destruction or damage to property, contamination of, adverse effects on, or imminent or substantial endangerment of, or release or threat of release into the environment, or any threatened or actual release of hazardous substance, or any violation or alleged violation of or liability under any governmental laws, regulations, rules or orders to the extent caused by, arising out of or in any manner connected with such indemnifying party’s negligent acts, omissions, breaches of the agreement or failure to comply with applicable laws in the performance of thereof, subject to certain exclusions described in the agreement.

The above description of the Tolling Agreement is not complete and is qualified in its entirety by the full text of the Tolling Agreement (with certain items omitted for confidentiality), a copy of which is filed herewith as Exhibit 10.1.

Item 9.01.   Financial Statements and Exhibits

Exhibit Number	Description

10.1*(+)	Tolling Agreement between KMTEX, Ltd. and Vertex Energy, Inc. dated April 17, 2013

* Filed herewith.

(+) Certain portions of this document as filed herewith (which portions have been replaced by "X's") have been omitted in connection with a request for Confidential Treatment as submitted (or to be submitted shortly after the filing of this report) to the Commission in connection with this filing.   This entire exhibit including the omitted confidential information has been (or will be) filed separately with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: November 12, 2013	By: /s/ Chris Carlson
Chris Carlson Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*(+)	Tolling Agreement between KMTEX, Ltd. and Vertex Energy, Inc. dated April 17, 2013

* Filed herewith.

(+) Certain portions of this document as filed herewith (which portions have been replaced by "X's") have been omitted in connection with a request for Confidential Treatment as submitted (or to be submitted shortly after the filing of this report) to the Commission in connection with this filing.   This entire exhibit including the omitted confidential information has been (or will be) filed separately with the Commission.